Exhibit 99.1

Q4 Webcast Replay Available via: http://www.wave.com

Wave Systems Provides Update on Corporate
Progress and Reviews Q4 2003 Results (Corrected)

Lee, MA — March 12, 2004 — Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reviewed corporate and industry developments over the past several months and reported results for its fourth quarter and year ended December 31, 2003.  Wave’s results for the fourth quarter and year ended December 31, 2003 have been corrected from those issued after the market’s close yesterday.

For the fourth quarter ended December 31, 2003, Wave Systems reported net revenue principally related to software license contracts of $59,000, compared to revenue of $53,000 for the fourth quarter ended December 31, 2002.  For the fourth quarter of 2003, Wave reported a net loss to common stockholders of $4,310,000, or $0.07 per basic share.

Wave’s net loss for the fourth quarter of 2002 was $9,886,000, or $0.19 per basic share.  The results of the fourth quarter of 2002 reflect several items not related to our core business, including a non-cash charge of $2.2 million for an other than temporary decline in marketable equity securities and a $1.0 million loss reserve for a note receivable from an officer.  The weighted average number of basic shares outstanding in the fourth quarter of 2003 and 2002 was 65,203,000 and 52,096,000, respectively.

Wave reported net revenue of $189,000 principally related to license contracts and services for the 2003 fiscal year compared to revenue of $447,000 for the 2002 fiscal year.  Wave reported a net loss to common stockholders for the year ended December 31, 2003 of $25,293,000, or $0.45 per basic share.  The results for 2003 include, among other items, a $1.0 million benefit related to the repayment in full of a previously fully-reserved loan receivable from an officer.

The net loss to common shareholders in 2002 was $43,467,000, or $0.85 per basic share.  Results for 2002 included, among other items, a non-cash charge of $11.5 million related to an other than temporary decline in marketable equity securities and a previously mentioned $1.0 million loss reserve for a note receivable from an officer.  The weighted average number of basic shares outstanding in 2003 and 2002 was 55,887,000 and 51,136,000, respectively.

As of December 31, 2003, Wave had working capital of approximately $12.4 million with no long-term debt.

Steven Sprague, Wave’s president and CEO, said, “Today, Wave Systems and its partners are shipping the tools to deploy trusted computing in enterprises in the U.S. and around the world.  In the fourth quarter of 2003 Wave saw the commercial launch of its EMBASSY Trust Suite software via initial shipments bundled with a PC OEM motherboard.  Our software is designed to take advantage of trusted computing hardware technology to improve data protection on the PC.  Our development and marketing efforts have put us in a leadership position in this emerging market.  We believe that enterprise decision makers will recognize the value of secure computing for most of their replacement business computing needs and that Wave Systems will emerge as an important brand in the trusted computing market.”

Recent Wave Systems developments (for more details, please visit www.wave.com):

•                  NTRU: In February, Wave teamed with NTRU to provide a cross-platform software solution for trusted personal computers.  The TCG Software Stack from NTRU and the EMBASSY® Trust Suite of secure software solutions from Wave are designed to work on a Trusted Platform Module (TPM) - from any manufacturer - compatible with TCG hardware specification version 1.1b and next generation TPMs compliant with specification 1.2.  Wave and NTRU offer TPM manufacturers and PC OEMs a complete software solution from the device driver layer (NTRU) to the application layer (Wave).

•                  Industry Events: In February, Wave participated in several industry events including the RSA Conference 2004.  In addition to the Wave booth at RSA, Wave software solutions were demonstrated within the TCG Community exhibition area and also with AMD, Atmel, HP and Intel.  Earlier in the month, Wave’s software was demonstrated within the TCG Community exhibition area at the Intel Developer Forum and with industry partners. Wave’s software was also just demonstrated at IBM PartnerWorld 2004.

•                  Launch of Key Transfer Manager: At RSA, Wave launched Key Transfer Manager, the newest enhancement to the EMBASSY Trust Suite portfolio.  Key Transfer Manager is an enterprise software solution designed to help backup and protect the hardware encryption keys used for critical personal computer data.  It is designed to work with all Trusted Computing Group-compliant secure hardware TPMs and is expected to be shipping to select PC OEMs in the first half of 2004.

•                  Motherboard Software Shipping: In October, Wave’s EMBASSY® Trust Suite Professional Edition bundle began shipping with the Intel enterprise desktop motherboard D865GRH.  The motherboard is available to PC makers via Intel and a broad base of distributors worldwide.  For more information visit: http://developer.intel.com/design/motherbd/rh/index.htm.

•                  EMBASSY Trust Suite Professional Edition: In October, Wave launched this new secure software portfolio which is and designed to be compatible with the Microsoft Office® environment and work on all Trusted Computing Group-compliant secure hardware platforms.  The EMBASSY Trust Suite delivers a variety of secure business capabilities in an intuitive, easy-to-understand format.  For more information, visit http://www.wave.com/products/ets_pro.html.

•                  HP ProtectTools Embedded Security Solution: In October, Wave announced that EMBASSY Trust Suite applications work with the HP ProtectTools Embedded Security System for personal computers.  The HP ProtectTools Embedded Security solution integrates an optional security chip (TPM) into HP Compaq business desktop and notebook PCs, enabling enhanced security for enterprise users.

•                  Trusted Computing Group (TCG): In November, Wave announced support for the TCG’s newly released v1.2 specification for its Trusted Platform Module component for PCs.  The specification, which includes capabilities for backwards compatibility, builds on an existing version that has already been implemented in millions of PCs.  New TPMs are now under development, with availability expected in the second half of 2004.

Recent Wavexpress Developments

•                  UkrainaTV Premium: In December, UkrainaTV, a leading distributor of Ukrainian television, selected Wavexpress to deliver a subscription channel targeting an audience of approximately twenty million Ukrainian nationals living outside of the Ukraine.  The new video service, “UkrainaTV Premium,” will be distributed to personal computers using Wavexpress’ technology over customers’ existing broadband cable, satellite and DSL connections.

•                  Xmedia: In December, Seoul-based content management company Xmedia selected Wavexpress as the technology platform provider to ensure secure broadband distribution of courseware for its customer, CyberKAIST (http://www.cyberkaist.ac.kr/), the distance learning division of the Korean Advanced Institute of Science and Technology (KAIST).

•                  NextBend: Also in December, NextBend, Inc., creator of UniStac, a unique set-top box architecture for an expandable home entertainment gateway, teamed with Wavexpress to co-develop a digital content distribution platform and broadband media player for immediate integration.  Using a patented modular system, UniStac allows consumers to expand its capabilities with the addition of multiple components, such as a DVD-player, TV tuner card, MP3 player or other device.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries
(a development stage company)

Consolidated Balance Sheets
(in thousands)

	December 31, 2003	December 31, 2002

Assets
Current Assets
Cash and cash equivalents	$8,818	$10,221
Cash collected on behalf of charities	212	236
Marketable securities	6,325	—
Notes receivable from officers	—	278
Inventories	—	1,113
Prepaid expenses and other receivables	205	574
Total current assets	15,561	12,422

Property & equipment, net	2,287	2,543
Marketable securities	—	2,881
Other assets	313	363
Total assets	18,160	18,209

Liabilities and Stockholders’ equity
Current Liabilities
Accounts payable and accrued expenses	2,837	3,404
Due to charities	243	263
Deferred revenue	74	—
Total current liabilities	3,154	3,667

Liability for warrants containing net cash settlement provisions	992	—
Total liabilities	4,146	3,667

Total stockholders’ equity	14,014	14,542
Total liabilities and stockholders’ equity	$18,160	$18,209

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Revenues	$59	$53	$189	$447
Cost of Sales	15	29	55	202
Gross Margin	44	24	134	244

Operating Expenses:
Selling, General and Administrative	3,163	3,914	12,699	19,188
Research and Development	1,546	2,969	7,385	12,010
Inventory Provision	—	—	1,114	—
Write-off of Intangibles and other impaired assets	—	—	—	1,571
Restructuring costs and other special charges	—	—	—	726
	4,709	6,883	21,198	33,495
Net Interest Income	13	70	75	478
Gain on sales of marketable securities	235	—	235	—
Unrealized gain on decrease in value of warrant liability	263	—	263	—
Recovery of (loss provision for) officer note receivable	—	(999)	999	(999)
Liquidated damages in connection with private placement	(155)	—	(155)	—
Loss on other than temporary decline in marketable equity securities	—	(2,236)	—	(11,513)
Gain on termination of development contract with SSP Solutions, Inc.	—	138	—	1,818
Other Income	—	—	52	—
	356	(3,027)	1,469	(10,216)
Net loss	(4,309)	(9,886)	(19,595)	(43,467)
Dividends on preferred stock	1	—	5,698	—
Net loss to common shareholders	$(4,310)	$(9,886)	$(25,293)	$(43,467)
Net loss to common shareholders per basic share	$(0.07)	$(0.19)	$(0.45)	$(0.85)
Weighted average basic shares outstanding	65,203	52,096	55,887	51,136